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                                                                      EXHIBIT 11

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 29 to the Registration Statement on Form N-1A of The Defensive Equity Portfolio of Analytic Optioned Equity Fund, Inc. (File No. 2-60792) of our report dated February 6, 1998 appearing in the annual reports to shareholders for the year ended December 31, 1997 of The Defensive Equity Portfolio of Analytic Optioned Equity Fund, Inc., and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statement of Additional Information, all of which are part of this Registration Statement.


DELOITTE & TOUCHE LLP

Boston, Massachusetts
April 22, 1998